Exhibit 99.1

FOR IMMEDIATE RELEASE

Veracyte, Inc. Announces Fourth Quarter and Full-Year 2014 Financial Results,

Provides 2015 Financial Outlook

— 75% Growth in Full-Year 2014 Revenue —

— 45% Increase in Volume for Afirma® Gene Expression Classifier (GEC) for Full-Year 2014 —

— Increased Covered Lives for Afirma to 145 Million, In-Network Contracted Lives to 100 Million —

— Percepta™ Lung Cancer Test to Launch by Mid-2015 —

— Conference Call Today at 5:00 p.m. ET —

South San Francisco, Calif. — March 19, 2015 — Veracyte, Inc. (Nasdaq: VCYT) today reported financial results and business progress for the quarter and full year ended December 31, 2014, and provided financial guidance for 2015.

“We executed on our strategy to drive robust growth of our Afirma business in 2014 and witnessed a 75% year-over-year increase in revenue. Our success was driven in part by continued penetration into the endocrinology physician office market, as well as our early success with institutional accounts,” said Bonnie H. Anderson, Veracyte’s president and chief executive officer. “With our expanded sales force and growing payer coverage policies and contracts in place, we look forward to further capturing the market for Afirma in 2015. We are also excited to accelerate our entry into pulmonology with the launch by mid-2015 of our Percepta Bronchial Genomic Classifier to improve lung cancer diagnosis.”

Fourth Quarter and Full-Year 2014 Financial Results

•                                          Revenue was $12.2 million for the fourth quarter of 2014, an increase of 78% compared to $6.8 million in the fourth quarter of 2013. Full-year 2014 revenue was $38.2 million, an increase of 75% compared to full-year 2013 revenue of $21.9 million.

•                                          The company received 18,236 thyroid nodule FNA samples during the fourth quarter of 2014, compared to 14,059 FNA samples during the same period in 2013, an increase of 30%. Total FNAs for 2014 were 65,848, compared to 49,670 total FNAs received in 2013, an increase of 33%.

•                                          The company performed 4,071 Afirma GEC tests during the fourth quarter of 2014, a year-over-year increase of 42%. Total GEC tests performed during 2014 were 14,061, a year-over-year increase of 45%.

•                                          Operating expense for the fourth quarter of 2014 was $20.3 million, compared to $12.6 million for the same period in 2013. Cost of revenue was $4.9 million for the fourth quarter of 2014, compared to $3.5 million for the same period in 2013. Operating expense for the full year of 2014 was $67.2 million, compared to operating expense of $45.1 million for the full year of 2013. Cost of revenue was $16.6 million for the full year of 2014, compared to $12.6 million for the full year of 2013.

•                                          Net loss for the fourth quarter of 2014 was $8.1 million, or $0.36 per common share, compared to a net loss of $5.9 million, or $0.42 per common share, for the same period in 2013.

•                                          Net loss for full-year 2014 was $29.4 million, or $1.36 per common share, compared to a net loss of $25.6 million, or $6.15 per common share, for 2013.

•                                          Cash and cash equivalents as of December 31, 2014, totaled $35.0 million.

2014 and Recent Business Highlights

•                                          Increased by 30 million the number of covered lives for Afirma — expanding to 145 million today from 115 million at the beginning of 2014, with additional coverage decisions from more than a dozen new payers, including eight Blue Cross and Blue Shield plans.

•                                          Executed in-network contracts with UnitedHealthcare, Cigna and other payers, bringing the total number of lives under contract to nearly 100 million.

•                                          Amended our co-promotion agreement with Genzyme, enabling us to triple the size of our Afirma sales team from eight to 26, while maintaining full engagement of the Genzyme sales team.

•                                          Further strengthened the clinical evidence supporting Afirma with the publication of data demonstrating the analytical and clinical validity of the Afirma BRAF Malignancy Classifier.

•                                          Acquired Allegro Diagnostics Corp. and accelerated the introduction of Percepta, our lung cancer test to launch by mid-2015.

•                                          Appointed two new Board members, John L. Bishop and Robert S. Epstein, M.D., M.S., who bring significant experience in growing life science companies and in navigating the complex reimbursement landscape and evidence development for molecular diagnostics.

2015 Financial Outlook

Veracyte’s guidance for 2015 is to achieve Afirma GEC test volume in the range of 19,000 to 21,000, and annual 2015 revenue of $48 million to $53 million. Veracyte is modifying the metrics used to evaluate annual business performance to focus on the company’s primary growth driver, which is the number of Afirma GEC tests performed.

Conference Call Details

Veracyte will host a conference call and webcast today at 5:00 p.m. Eastern Time to discuss the company’s financial results and provide a general business update. The webcast and subsequent replay may be accessed by visiting Veracyte’s website at http://investor.veracyte.com. Please connect to the company’s website at least 15 minutes prior to the webcast to ensure adequate time for any necessary software download. Alternatively, please call (855) 541-0980 (U.S.) or (970) 315-0440 (international) to listen to the conference call. The conference ID number for the call is 3080146. Please dial in approximately 10 minutes prior to the call. The webcast will be available on the company’s website approximately two hours following completion of the call for 14 days.

About Veracyte

Veracyte (Nasdaq: VCYT) is pioneering the field of molecular cytology, focusing on genomic solutions that resolve diagnostic ambiguity and enable physicians to make more informed treatment decisions at an early stage in patient care. By improving preoperative diagnostic accuracy, the company aims to help patients avoid unnecessary invasive procedures while reducing healthcare costs. Veracyte’s first commercial solution, the Afirma Thyroid FNA Analysis, centers on the proprietary Afirma Gene Expression Classifier (GEC) to resolve ambiguity in diagnosis and is becoming a new standard of care in thyroid nodule assessment. Since launching its Afirma solution in 2011, Veracyte estimates it has helped approximately 15,000 patients with thyroid nodules avoid unnecessary surgery, reducing healthcare costs by millions of dollars. Afirma is recommended in leading practice guidelines and is covered for 145 million lives in the United States, including through Medicare and many commercial insurance plans. Veracyte intends to expand its molecular cytology franchise to other clinical areas, beginning with difficult-to-diagnose lung diseases. The company expects to launch the Percepta™ Bronchial Genomic Classifier, a test to resolve preoperative ambiguity in lung nodules that are suspicious for cancer, by mid-2015. Veracyte is also developing a second product in pulmonology, targeting interstitial lung diseases, including idiopathic pulmonary fibrosis. For more information, please visit www.veracyte.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “expect,” “believe,” “should,” “may,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our beliefs regarding the drivers of adoption of Afirma, our expectations with respect to our planned entry into the pulmonology market, our expectations regarding full-year 2015 guidance, and the value and potential of our technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our limited operating history and history of losses; our ability to increase usage of and reimbursement for Afirma and any future products we may develop or sell; our ability to continue our momentum and growth; our dependence on a few payers for a significant portion of our revenue; the complexity, time and expense associated with billing and collecting from payers for our test; laws and regulations applicable to our business, including potential regulation by the Food and Drug Administration or other regulatory bodies; our dependence on strategic relationships and our ability to successfully convert new accounts resulting from such relationships; our ability to develop and commercialize new products and the timing of commercialization; our ability to successfully introduce and achieve adoption of our Percepta Bronchial Genomic Classifier; our ability to achieve sales penetration in complex commercial accounts; the occurrence and outcome of clinical studies; the timing and publication of study results; the applicability of clinical results to actual outcomes; our inclusion in clinical practice guidelines; the continued application of clinical guidelines to our products; our ability to compete; our ability to expand into international markets; our ability to obtain capital when needed; and other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

Veracyte, Afirma, the Veracyte logo, and the Afirma logo are trademarks of Veracyte, Inc. This press release also contains trademarks and trade names that are the property of their respective owners.

VERACYTE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenue	$12,199	$6,838	$38,190	$21,884
Operating expenses:
Cost of revenue	4,865	3,471	16,606	12,607
Research and development	3,202	1,870	9,804	7,810
Selling and marketing	6,962	3,931	21,932	12,540
General and administrative	5,229	3,328	18,854	12,100
Total operating expenses	20,258	12,600	67,196	45,057
Loss from operations	(8,059)	(5,762)	(29,006)	(23,173)
Interest expense	(101)	(102)	(439)	(233)
Other income (expense), net	18	(28)	72	(2,174)
Net loss and comprehensive loss	$(8,142)	$(5,892)	$(29,373)	$(25,580)
Net loss per common share, basic and diluted	$(0.36)	$(0.42)	$(1.36)	$(6.15)
Shares used to compute net loss per common share, basic and diluted	22,508,250	13,944,239	21,639,374	4,158,664

VERACYTE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31,
	2014	2013
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$35,014	$71,220
Accounts receivable	3,050	1,143
Supplies inventory	3,696	2,567
Prepaid expenses and other current assets	1,218	1,477
Deferred tax asset	300	—
Restricted cash	70	—
Total current assets	43,348	76,407
Property and equipment, net	4,161	2,952
In-process research and development	16,000	—
Goodwill	1,057	—
Restricted cash	118	118
Other assets	155	153
Total assets	$64,839	$79,630
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,397	$5,294
Accrued liabilities	7,851	7,594
Deferred Genzyme co-promotion fee	1,897	2,500
Total current liabilities	17,145	15,388
Long-term debt	4,923	4,899
Deferred tax liability	300	—
Deferred rent, net of current portion	149	286
Deferred Genzyme co-promotion fee, net of current portion	948	2,614
Total liabilities	23,465	23,187
Total stockholders’ equity	41,374	56,443
Total liabilities and stockholders’ equity	$64,839	$79,630

(1)  The condensed consolidated balance sheet at December 31, 2013 has been derived from the audited financial statements at that date included in the Company’s Form 10-K filed with the Securities and Exchange Commission dated March 20, 2014.

Source: Veracyte

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Media:

Tracy Morris

650-380-4413

tracy.morris@veracyte.com

Investors:

Pam Lord

Canale Communications

619-849-6003

pam@canalecomm.com